                                                                    Exhibit 10.5

                           TEXAS FEE PAYMENT AGREEMENT

      This Texas Fee Payment Agreement (the "Agreement") is entered into as of July 24, 1998, by and among Philip Morris Incorporated, R.J. Reynolds Tobacco Company, Brown & Williamson Tobacco Corporation, Lorillard Tobacco Company and United States Tobacco Company (collectively and severally "Settling Defendants" and each individually a "Settling Defendant"), Walter Umphrey, John M. O'Quinn, P.C., John Eddie Williams, Jr., Reaud, Morgan & Quinn, Inc., The Nix Law Firm and Ness, Motley, Loadholt, Richardson & Poole (collectively, "Private Counsel"), the Law Offices of Marc D. Murr, P.C. ("Other Texas Counsel") and the State of Texas, in connection with the lawsuit State of Texas v. American Tobacco Co., No. 5-96CV-91 (E.D. Tex. filed Mar. 28, 1996) (the "Action").

                                   WITNESSETH:

      WHEREAS, on January 16, 1998, the State of Texas and Settling Defendants entered into a comprehensive settlement agreement to settle and resolve with finality all present and future civil claims relating to the subject matter of the Action (the "Settlement Agreement"), which Settlement Agreement was approved by the United States District Court for the Eastern District of Texas (the "Court") and adopted as an enforceable order of the Court pursuant to Court Order dated January 22, 1998.

      WHEREAS, paragraph 17 of the Settlement Agreement and Exhibit 1 thereto provide that Settling Defendants shall pay reasonable attorneys' fees to Private Counsel and Other Texas Counsel (collectively "Texas Counsel"), in an amount set by arbitration, subject to an appropriate annual cap on all such payments of attorneys' fees by Settling Defendants, as well as other conditions set forth therein;

      WHEREAS, paragraph 16 of the Settlement Agreement contains a "Most Favored Nation" clause which provides that, in the event that Settling Defendants enter into a future pre-verdict settlement agreement of other litigation brought by a non-federal governmental plaintiff on terms more favorable to such governmental plaintiff than the terms of the Settlement Agreement (after due consideration of relevant differences in population or other appropriate factors), the terms of the Settlement Agreement shall be revised so that the State of Texas will obtain treatment at least as relatively favorable as any such non-federal governmental entity;

      WHEREAS, on May 8, 1998, certain Settling Defendants entered into a pre-verdict settlement agreement with the State of Minnesota (the "Minnesota Settlement"), which includes provisions for payment of attorneys' fees to private counsel for the State of Minnesota;

      WHEREAS, on July 24, 1998, Settling Defendants and the State of Texas entered into a Stipulation of Amendment to Settlement Agreement and for Entry of Consent Decree (the "Stipulation of Amendment") to resolve any disputes with respect to the Most Favored Nation clause of the Settlement Agreement, including any disputes regarding payment of attorneys' fees, in light of the Minnesota Settlement; and

      WHEREAS, Settling Defendants, the State of Texas and Texas Counsel, in order to resolve any disputes with respect to paragraphs 16 and 17 of the Settlement Agreement, and to describe more fully the procedures that will govern Settling Defendants' payment of fees to Texas Counsel, have agreed to the terms of this Agreement:

      NOW, THEREFORE, BE IT KNOWN THAT, in consideration of their mutual agreement to the terms of this Agreement, the State of Texas's and Settling Defendants' mutual agreement to the terms of the Stipulation of Amendment, and such other consideration described herein, including the release of certain claims against Settling Defendants, the sufficiency of which is hereby acknowledged, the parties hereto, acting by and through their authorized agents, memorialize and agree as follows:

SECTION 1. Agreement to Pay Fees.

      Settling Defendants will pay reasonable attorneys' fees to Texas Counsel (as identified by the Attorney General pursuant to section 21 hereof) for their representation of the State of Texas in connection with the Action. The amount of such fees will be set by a panel of three independent arbitrators (the "Panel") whose decisions as to the amount of fees to be paid in connection with this Agreement ("Fee Award(s)") shall be final and not appealable. The procedures governing Settling Defendants' obligation to pay any such Fee Awards, including the procedures for making, and the timing of payments in satisfaction of, such Fee Awards shall be as provided herein.

SECTION 2. Aggregate National Caps on Payment of Certain Fees.

      Settling Defendants' payment of any Fee Award pursuant to this Agreement shall be subject to the payment schedule and the annual and quarterly aggregate national caps specified in sections 13, 14, 15 and 16 hereof, which shall apply to:

      (a) all payments of attorneys' fees pursuant to an award arbitrated by the Panel ("Fee Award") in connection with the settlement of any tobacco and health cases (other than non-class action personal injury cases brought directly by or on behalf of a single natural person or the survivor of such person or for wrongful death, or any non-class action consolidation of two or more such cases) ("Tobacco Cases") on terms that provide for payment by Settling Defendants or other defendants acting in agreement with Settling Defendants (collectively, "Participating Defendants") of fees with respect to private counsel retained by the plaintiff in connection with any such case ("Outside Counsel"), subject to an annual cap on payment of all such fees;

      (b) all payments of attorneys' fees (other than fees for attorneys of Participating Defendants) pursuant to a Fee Award for activities in connection with Tobacco Cases resolved by operation of federal legislation that either (i) implements the terms of the June 20, 1997 Proposed Resolution (or a substantially equivalent federal program) (the "Proposed Resolution") or (ii) imposes an enforceable obligation on Participating Defendants to pay attorneys' fees with respect to Outside Counsel (any such legislation hereinafter referred to as "Federal Legislation"); and

      (c) all payments of attorneys' fees and certain other professional fees (other than fees for attorneys or agents of Participating Defendants) pursuant to a Fee Award for contributions made toward enacted Federal Legislation. In the event that Federal Legislation is enacted, the terms "Outside Counsel" and "Eligible Counsel" shall apply not only to persons otherwise falling within the definitions of such terms herein but also to all persons granted Fee Awards for such contributions (such persons being Eligible Counsel with respect to each month beginning with the month the Federal Legislation was enacted).

      Nothing in this Agreement shall be construed to require any Settling Defendant to pay Fee Awards in connection with any litigation other than the Action.

SECTION 3. Exclusive Obligation of Settling Defendants; Release.

      The provisions set forth herein constitute the entire obligation of Settling Defendants with respect to payment of attorneys' fees in connection with the Action and the exclusive means by which Texas Counsel may seek payment of fees by Settling Defendants in connection with the Action. The parties hereto acknowledge that the provisions for payment set forth herein are the entirety of Settling Defendants' obligations with respect to payment of attorneys' fees pursuant to paragraph 17 of the Settlement Agreement. The State of Texas agrees that Settling Defendants have no obligation to pay attorneys' fees pursuant to paragraph 17 of the Settlement Agreement with respect to any counsel other than Texas Counsel (as identified by the Attorney General pursuant to section 21 hereof), and that Settling Defendants have no other obligation to pay fees or otherwise compensate Texas Counsel, any other counsel or representative of the State of Texas or the State of Texas itself with respect to attorneys' fees in connection with the Action. Each Texas Counsel hereby irrevocably releases Settling Defendants and their respective present and former parents, subsidiaries, divisions, affiliates, officers, directors, employees, representatives, insurers, agents and attorneys (as well as the predecessors, heirs, executors, administrators, successors and assigns of each of the foregoing) from any and all claims that such counsel ever had, now has or hereafter can, shall or may have in any way related to the Action (including but not limited to any negotiations related to the settlement of the Action). The foregoing shall not be construed as a release of any person or entity as to any of the obligations undertaken in this Agreement in connection with a breach thereof.

SECTION 4. No Effect on Texas Counsel's Fee Contracts.

      The State of Texas has entered into a contingent-fee contract with certain Private Counsel ("Private Counsel's Contract") and has entered into a fee contract with Other Texas Counsel ("Other Texas Counsel's Contract"). The rights and obligations, if any, of the parties to Private Counsel's Contract and Other Texas Counsel's Contract shall be unaffected by this Agreement. Those Private Counsel that are parties to Private Counsel's Contract shall not be deemed to have waived any rights under Private Counsel's Contract, nor shall Other Texas Counsel be deemed to have waived any rights under Other Texas Counsel's Contract, as a result of their acceptance of payments made pursuant to this Agreement. However, any Private Counsel Payments made in connection with this Action shall be credited against any amounts that may be due to Private Counsel that are parties to Private Counsel's Contract from the State of Texas under Private

Counsel's Contract, and any payments received pursuant to this Agreement by Other Texas Counsel shall be credited against any amounts that may be due to Other Texas Counsel from the State of Texas under Other Texas Counsel's Contract.

SECTION 5. Composition of the Panel.

      (a) The first and the second members of the Panel shall both be permanent members of the Panel and, as such, will participate in the determination of all Fee Awards. The third Panel member shall not be a permanent Panel member, but instead shall be a state-specific member selected to determine Fee Awards on behalf of Outside Counsel retained in connection with litigation within a single state. Accordingly, the third, state-specific member of the Panel for purposes of determining Fee Awards with respect to litigation in the State of Texas shall not participate in any determination as to any Fee Award with respect to litigation in any other state (unless selected to participate in such determinations by such persons as may be authorized to make such selections under other agreements).

      (b) The members of the Panel shall be selected as follows:

            (i) The first member shall be a natural person selected by Participating Defendants, who shall advise Texas Counsel of the name of the person selected by October 8, 1998.

            (ii) The second member shall be a natural person selected by agreement of Participating Defendants and a majority of the members of a committee composed of the following members: Joseph F. Rice, Richard F. Scruggs, Steven W. Berman, Walter Umphrey, two representatives of the Castano Plaintiffs' Legal Committee and, at the option of Participating Defendants, one additional representative to serve on behalf of counsel for any one or more states that, subsequent to the date hereof, enter into settlement agreements with Participating Defendants that provide for payment of such states' Outside Counsel pursuant to an arbitrated award of fees. Such second member shall be selected by October 1, 1998.

            (iii) The third, state-specific member for purposes of determining Fee Awards with respect to litigation in the State of Texas shall be a natural person selected by Private Counsel, who shall notify Settling

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      Defendants and Other Texas Counsel of the name of the person selected by
      October 15, 1998.

SECTION 6. Commencement of Panel Proceedings.

      No application for a Fee Award shall be presented to the Panel or any Panel member until November 3, 1998. The Panel shall consider and render decisions on applications for Fee Awards in the order in which they are submitted or pursuant to notice by counsel having priority that they have ceded their place to others. In the event that more than one application for a Fee Award is submitted on the same date, the Panel shall consider and render decisions on such applications in the order in which their respective cases were settled. Private Counsel may seek permission from the Panel to make combined presentations of aspects of their respective applications. Settling Defendants shall not oppose any request to combine presentations of applications for Fee Awards in connection with the Action, the lawsuit In re Mike Moore, Attorney General, ex rel. State of Mississippi Tobacco Litig., No. 94-1429 (Miss. Ch. Ct., Jackson County), or the lawsuit State of Florida v. American Tobacco Co., No. 95-1466 AH (15th Jud. Circuit, Palm Beach County).

SECTION 7. Costs of Arbitration.

      All costs and expenses of the arbitration proceedings held by the Panel, including compensation of Panel members (but not including any costs, expenses or compensation of counsel making applications to the Panel), shall be borne by Settling Defendants in proportion to their respective Market Shares.

SECTION 8. Application of Private Counsel.

      Private Counsel shall make a collective written application to the Panel for a single Fee Award (the "Private Counsel Fee Award") on November 3, 1998. All interested persons, including persons not parties hereto, may submit to the Panel any information that they wish; but interested persons not parties hereto may submit only written materials. The Panel shall consider all such submissions by any party hereto and may consider any such materials submitted by other interested persons. All written submissions relating to applications for a Fee Award in connection with the Action shall be served on all parties hereto by November 13, 1998. Presentations to the Panel shall, to the extent possible, be based on affidavit or video presentation rather than live testimony. The Panel shall preserve the confidentiality of any attorney work-product materials or other similar confidential information that may be submitted. Settling Defendants will not take any position adverse to the amount of the Fee Award requested by Private Counsel, nor will they or their representatives express any opinion (even upon request) as to the appropriateness or inappropriateness of the amount of any proposed Private Counsel Fee Award. The undersigned outside counsel for Settling Defendants Philip Morris Incorporated and R.J. Reynolds Tobacco Company will appear, if requested, to provide information as to the nature and efficacy of the work of Private Counsel and to advise the Panel that they support a Private Counsel Fee Award of full reasonable compensation under the circumstances.

SECTION 9. Award of Fees to Private Counsel.

      The members of the Panel will consider all relevant information submitted to them in reaching a decision as to a Fee Award that fairly provides for full reasonable compensation of Private Counsel for their representation of the State of Texas in connection with the Action. The Panel shall determine the amount of the Private Counsel Fee Award for all Private Counsel collectively no later than December 10, 1998. Given the significance and uniqueness of the Action, the Panel shall not be limited to an hourly-rate or lodestar analysis in determining the amount of the Private Counsel Fee Award, but shall take into account the totality of the circumstances. In considering the amount of the Private Counsel Fee Award, the Panel shall not consider Fee Awards that already have been or yet may be awarded in connection with any other Tobacco Case. The Panel's decisions as to Fee Awards shall be in writing and shall report the amount of the fee awarded (with or without explanation or opinion, at the Panel's discretion).

SECTION 10. Application of Other Texas Counsel.

      Other Texas Counsel may submit an application for a Fee Award separate from Private Counsel. The procedures, schedule and process with respect to such application on behalf of Other Texas Counsel shall be the same as the procedures, schedule and process set forth in sections 6, 7, 8 and 9 hereof with respect to the fee application on behalf of Private Counsel, except that Settling Defendants shall be in no way constrained from contesting Other Texas Counsel's entitlement to receive a Fee Award or the amount of the Fee Award requested by Other Texas Counsel.

SECTION 11. Allocation of Payments among Private Counsel.

      All payments (including advances) made by Settling Defendants with respect to the Private Counsel Fee Award pursuant to this Agreement ("Private Counsel Payments") shall be paid in the first instance to Walter Umphrey, Esq. (or such other person designated in writing by Private Counsel), on behalf of Private Counsel. Each Private Counsel shall be entitled to receive a percentage of such payment equal to the percentage of any fee recovery allocated to such Private Counsel under the terms of the fee-sharing agreement among Private Counsel (or any written amendment thereto). Settling Defendants shall have no obligation, responsibility or liability with respect to the allocation among Private Counsel, or with respect to any claim of misallocation, of any amounts of any Private Counsel Payment.

SECTION 12. Advances on Payment of Fees.

      Each Settling Defendant has paid to Walter Umphrey, Esq., on behalf of Private Counsel, its respective share of $50 million, as listed in Rider B to
Exhibit 1 to the Settlement Agreement, as an advance against later Private Counsel Payments. On or before the later of July 31, 1998 or the fifth business day following entry by the Court of an order approving the Stipulation of Amendment, each Settling Defendant shall severally pay to Private Counsel, pro rata in proportion to its Market Share indicated on Schedule A hereto, its respective share of $50 million, as a further advance against later Private Counsel Payments. Each of the advances described in this section shall be credited as provided in section 16 hereof.

SECTION 13. Annual Amount for 1998; Allocation.

      (a) For 1998, Settling Defendants shall pay, in the manner described in section 14 hereof, the unsatisfied amount of the Fee Awards (the "Unpaid Fees") of Texas Counsel, and those Participating Defendants so obligated shall make payments with respect to the Unpaid Fees of all other Outside Counsel, in an amount not to exceed $500 million for all such payments described in this subsection.

      (b) The amount payable by Settling Defendants with respect to each Fee Award for 1998 shall be determined as follows: The $500 million annual cap for 1998 shall be allocated equally among each month of the year. Except as provided in section 14(b) hereof, each monthly amount shall be allocated to those

Outside Counsel retained in connection with Tobacco Cases settled by Participating Defendants or resolved by Federal Legislation before or during such month, up to the amounts of their respective Unpaid Fees (such counsel being "Eligible Counsel" with respect to such monthly amount). In the event that the monthly amount is less than the sum of Eligible Counsel's Unpaid Fees, the monthly amount shall be allocated to Eligible Counsel in proportion to the amounts of their respective Unpaid Fees (the amount so allocated to each Eligible Counsel for a given month being such counsel's Allocable Share for such month, and the sum of each Outside Counsel's Allocable Shares for each month being such counsel's Allocable Share for 1998).

      (c) Settling Defendants represent that, as of the date of this Agreement, the only Tobacco Cases (other than the Action) that have been settled by Participating Defendants on terms that allow for Outside Counsel retained in connection with such cases to seek a Fee Award from the Panel are In re Mike Moore, Attorney General, ex rel. State of Mississippi Tobacco Litig., No. 94-1429 (Miss. Ch. Ct., Jackson County), State of Florida v. American Tobacco Co., No. 95-1466 AH (15th Jud. Cir., Palm Beach County), and Mangini v. R.J. Reynolds Tobacco Co., No. 939359 (Cal. Super. Ct., San Francisco County). In addition, Outside Counsel retained in connection with Mangini v. Brown & Williamson Tobacco Corp., No. 993893 (Cal. Super. Ct., San Francisco County), may under the terms of the settlement in that action "apply to participate in any national, reasonable, 'public benefit' fee award or arbitration process created by a 'national settlement' or 'Congressional Resolution.'"

SECTION 14. Payments with Respect to Annual Amount for 1998.

      (a) On December 15, 1998, each Settling Defendant shall severally pay, pro rata in proportion to its Market Share, its share of an initial fee payment with respect to the Private Counsel Award and the Fee Award, if any, on behalf of Other Texas Counsel (the "Initial Texas Fee Payment"), which shall include Texas Counsel's Allocable Share for 1998 as provided in section 13 hereof for each month of 1998 except those with respect to which Texas Counsel's Allocable Share could not be determined as of December 8, 1998, as a result of there being other Eligible Counsel that, as of such date, had not yet been granted or denied a Fee Award by the Panel (either because such counsel's application for a Fee Award was still under consideration by the Panel or for any other reason).

      (b) On January 15, 1999, each Settling Defendant shall severally pay, pro rata in proportion to its Market Share, its share of Texas Counsel's Allocable

Share for those months of 1998 not included in the Initial Texas Fee Payment. Texas Counsel's Allocable Share for any such month shall be based on an allocation of the monthly amount among Eligible Counsel having Fee Awards as of December 31, 1998, without regard to whether there may be other Eligible Counsel that have not been granted or denied a Fee Award by the Panel as of such date.

      (c) Notwithstanding any provision of this Agreement, Private Counsel shall defer payment of the Private Counsel Payment due from Settling Defendant R.J. Reynolds Tobacco Company ("Reynolds") on December 15, 1998, insofar as necessary for the sum of all deferred amounts of any payments by Reynolds in 1998 with respect to Fee Awards to equal $62 million. Under no circumstances shall this subsection require any increase in any payment to be made by any other Settling Defendant. On January 5, 1999, Reynolds shall pay to Private Counsel the amount, if any, of the Initial Texas Fee Payment deferred pursuant to this subsection.

SECTION 15. Quarterly Amounts for 1999 and Subsequent Years; Allocation.

      Within 10 business days after the end of each calendar quarter beginning with the first calendar quarter of 1999, Settling Defendants shall pay, in the manner provided in subsection (d) of this section, the Unpaid Fees of Texas Counsel, and those Participating Defendants so obligated shall make payments with respect to the Unpaid Fees of all other Outside Counsel, in an amount not to exceed $125 million for all such payments, as follows:

      (a) In the event that Federal Legislation has been enacted by the end of the calendar quarter with respect to which such quarterly payment is being made (the "Applicable Quarter"):

            (i) the quarterly amount shall be allocated among Outside Counsel, up to the amount of their respective Unpaid Fees. Each Outside Counsel shall be allocated an amount of each quarterly payment for the calendar year up to (or, in the event that the sum of such Outside Counsel's Unpaid Fees exceeds the quarterly amount, in proportion to) the amount of such Outside Counsel's Unpaid Fees. Each quarterly payment shall be allocated among Outside Counsel having Unpaid Fees, without regard to whether there are other Outside Counsel that have not yet been granted or denied a Fee Award by the Panel as of the end of the Applicable Quarter. Subsequent quarterly payments shall be adjusted, if necessary, to account for Outside Counsel that are granted Fee Awards in a subsequent quarter of the calendar year, as provided in paragraph (ii)(B) of this subsection.

            (ii) In the event that a quarterly payment for the calendar year is less than the sum of all Outside Counsel's Unpaid Fees:

                  (A) in the case of the first such quarterly payment, the
            quarterly amount shall be allocated among Outside Counsel in proportion to the amounts of their respective Unpaid Fees.

                  (B) in the case of a quarterly payment after the first
            quarterly payment that is less than the sum of all such Unpaid Fees, the quarterly amount shall be allocated only to those Outside Counsel, if any, that were not paid a proportionate share of all prior quarterly payments for the calendar year (either because such Outside Counsel's applications for Fee Awards were still under consideration as of the end of the calendar quarters with respect to which such quarterly payments were made or for any other reason), until each such Outside Counsel has been allocated a proportionate share of all prior quarterly payments. In the event that the sum of all such shares exceeds the amount of the quarterly payment, such payment shall be allocated among such Outside Counsel in proportion to the amounts of their respective Unpaid Fees (without regard to whether there are other Outside Counsel that have not yet been granted or denied a Fee Award by the Panel as of the end of the Applicable Quarter).

      (b) In the event that Federal Legislation has not been enacted by the end of the Applicable Quarter:

            (i) the quarterly amount shall be allocated equally among each of the three months of the calendar quarter. The amount for each such month shall be allocated among those Outside Counsel retained in connection with Tobacco Cases settled before or during such month (such Outside Counsel being "Eligible Counsel" with respect to such monthly amount), each of whom shall be allocated a portion of each such monthly amount up to (or, in the event that the sum of Eligible Counsel's respective Unpaid Fees exceeds such monthly amount, in proportion to) the amount of such Eligible Counsel's Unpaid Fees. The monthly amount for each month of the calendar quarter shall be allocated among Eligible Counsel having Unpaid Fees, without regard to whether there may be Eligible Counsel that have not yet been granted or denied a Fee Award by the Panel as of the end of the Applicable Quarter. Subsequent quarterly payments shall be adjusted, as necessary, to account for Eligible Counsel that are granted Fee Awards in a subsequent quarter of the calendar year, as provided in paragraph (ii)(B) of this subsection.

            (ii) In the event that the amount for a given month is less than the sum of all Eligible Counsel's Unpaid Fees:

                  (A) in the case of a first quarterly payment, such monthly amount shall be allocated among Eligible Counsel for such month in proportion to the amount of their respective Unpaid Fees.

                  (B) in the case of a quarterly payment after the first
            quarterly payment, the quarterly amount shall be allocated among only those Outside Counsel, if any, that were Eligible Counsel with respect to any monthly amount paid in a prior quarter of the calendar year but were not allocated a proportionate share of such monthly amount (either because such counsel's applications for Fee Awards were still under consideration as of the end of the calendar quarter containing the month in question or for any other reason), until each such Eligible Counsel has been allocated a proportionate share of all such prior monthly payments for the calendar year. In the event that the sum of all such shares exceeds the amount of the quarterly payment, the quarterly payment shall be allocated among Eligible Counsel in proportion to the amounts of their respective Unpaid Fees (without regard to whether there may be other Eligible Counsel with respect to such prior monthly amounts that have not yet been granted or denied a Fee Award by the Panel as of the end of the Applicable Quarter).

      (c) Adjustments pursuant to paragraphs (a)(ii)(B) and (b)(ii)(B) of this section shall be made separately for each calendar year. No amounts paid in any calendar year shall be subject to refund, nor shall any payment in any given calendar year affect the allocation of payments to be made in any subsequent calendar year.


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

      (d) Each Settling Defendant shall severally pay, pro rata in proportion to its respective Market Share, its share of the amounts, if any, allocated to Texas Counsel pursuant to this section.

SECTION 16. Credits and Limitations.

      Notwithstanding any other provision of this Agreement, all payments by Settling Defendants with respect to Fee Awards shall be subject to the following:

      (a) The advances against future Private Counsel Payments described in section 12 hereof shall be credited against and shall reduce subsequent Private Counsel Payments, beginning with the first quarterly payment for 1999 pursuant to section 15 hereof, in an amount equal to 50% of the Private Counsel Payment in question, until the advances paid by Settling Defendants are fully credited; provided, however, that the sum of all such credits applied in any calendar year with respect to the advances made to Private Counsel described in section 12 hereof shall not exceed $50 million. The amount of any credit made against any such Private Counsel Payment shall be counted toward the annual and quarterly aggregate national caps on all payments made with respect to Outside Counsel, in the amount of the credit applied to any such Private Counsel Payment in any quarterly or annual period. All credits against Private Counsel Payments pursuant to this section shall be allocated among Settling Defendants in proportion to their respective contributions toward the amounts of the advances described in section 12 hereof.

      (b) Under no circumstances shall Settling Defendants be required to make payments that would result in aggregate national payments and credits by Participating Defendants with respect to Fee Awards:

            (i) during 1998, totaling more than $500 million, except insofar as payments to certain Outside Counsel with respect to 1997 are made in 1998, and except insofar as advances are made in 1998 against payments due in years after 1998;

            (ii) during any year beginning with 1999, totaling more than $500 million, excluding payments with respect to any Outside Counsel's Allocable Shares for 1998 that are paid in 1999; and

            (iii) during any calendar quarter beginning with the first calendar quarter of 1999, totaling more than $125 million, excluding payments with respect to any Outside Counsel's Allocable Shares for 1998 that are paid in 1999 and except to the extent that payments and credits with respect to any prior quarter of the calendar year did not total $125 million.

SECTION 17. Contribution to National Legislation.

      If Federal Legislation is enacted that implements the Proposed Resolution, a three-member national panel including the two permanent members of the Panel shall consider any application for Fee Awards on behalf of Outside Counsel for contributions made toward the enactment of such Federal Legislation, along with all applications for Fee Awards for professional fees by any other persons who claim to have made similar contributions (other than attorneys or agents of Participating Defendants). No person shall make more than one application for a Fee Award in connection with any such contributions toward enactment of such Federal Legislation. All payments with respect to such Fee Awards, if any, shall be paid on the payment schedule and subject to, and counted in computing, the annual and quarterly national caps described in sections 13, 14, 15 and 16 hereof.

SECTION 18. Payments on Market Share Basis.

      All payments due hereunder shall be paid by Settling Defendants pro rata in proportion to their respective Market Shares as provided herein, and each Settling Defendant shall be severally liable for its share of all such payments. Due to the particular corporate structures of Settling Defendants R.J. Reynolds Tobacco Company ("Reynolds") and Brown & Williamson Tobacco Corporation ("Brown & Williamson") with respect to their non-domestic tobacco operations, Settling Defendants Reynolds and Brown & Williamson shall be severally liable for their repsective shares of each payment due pursuant to this Agreement up to (and their liability hereunder shall not exceed) the full extent of their assets used in, and earnings and revenues derived from, their manufacture and sale in the United States of Tobacco Products intended for domestic consumption, and no recourse shall be had against any of their other assets or earnings to satisfy such obligations. Under no circumstances shall any payment due hereunder or any portion thereof become the joint obligation of Settling Defendants or the obligation of any party other than the Settling Defendant from which such payment is originally due, nor shall any Settling Defendant be required to pay a portion of any such payment greater than its respective Market Share. With respect to the advance to be paid pursuant to section 12 hereof, the Market Share of each Settling Defendant shall be as provided in Schedule A hereto. With respect to the amount for 1998 described in section 13 hereof, the Market Share of each Settling Defendant shall be its respective share pursuant to Appendix A hereto for 1998. With respect to all other payments pursuant to this Agreement, each Settling Defendant's Market Share shall be its respective share pursuant to Appendix A hereto for the 12 month period ending on the last day of the calendar quarter immediately preceding the calendar quarter with respect to which such payment is made.

SECTION 19. Determination of Market Share.

      In the event of a disagreement between or among any Settling Defendants as to their respective shares of any payment pursuant to this Agreement (except payments for which each Settling Defendant's Market Share is expressly provided herein), each Settling Defendant shall pay its undisputed share of such payment promptly, on or before the date on which such payment is due, and shall within 21 days submit copies of its audited reports of shipments of Tobacco Products provided to the U.S. Securities and Exchange Commission ("SEC") for the period in question (or, in the case of any Settling Defendant that does not provide such reports to the SEC, audited reports of shipments containing the same shipment information as contained in the reports provided to the SEC) ("Shipment Reports") to a third party to be selected by agreement of Settling Defendants (the "Third Party"), who shall within three business days determine the Market Share of each Settling Defendant. The decision of the Third Party shall be final and non-appealable, and shall be communicated by facsimile to each party hereto. Each Settling Defendant shall, within two business days of receipt of the Third Party's decision, pay Texas Counsel or such other Settling Defendant, as appropriate, the difference, if any, between (1) the amount that such Settling Defendant has already paid with respect to the payment in question and (2) the amount of the payment in question that corresponds to such Settling Defendant's Market Share as determined by the Third Party, together with interest accrued from the original date on which the payment in question was due, at the prime rate as published in the Wall Street Journal on the latest publication date on or before the original date on which the payment in question was due plus 3%.

SECTION 20. Limited Waiver as to Other Terms.

      In consideration of Settling Defendants' agreement to the terms hereof, each Texas Counsel hereby covenants and agrees that it will not argue in any forum (other than in proceedings before the Panel relating to their Fee Award application) that the arrangements made in connection with the Florida Settlement, the Mississippi Settlement or the Minnesota Settlement for payment of fees to Outside Counsel for the States of Florida, Mississippi or Minnesota give rise to any claim or entitlement on the part of Texas Counsel (or any other person) in connection with this Action.

SECTION 21. State's Identification of Texas Counsel.

      The Attorney General represents and warrants that Schedule B hereto identifies all Texas Counsel.

SECTION 22. Private Counsel's Costs.

      Settling Defendants have agreed to reimburse Private Counsel for reasonable costs and expenses incurred in connection with the Action, provided that such costs and expenses are of the same nature as costs and expenses for which Settling Defendants would reimburse their own counsel or agents. To this end, each Settling Defendant has paid to Walter Umphrey, Esq., on behalf of Private Counsel, the respective amount listed for such Settling Defendant in Rider A to Exhibit 1 to the Settlement Agreement, the sum of such payments being $40 million, which equals Private Counsel's best estimate as of the date of the Settlement Agreement of such costs and expenses. Private Counsel shall provide Settling Defendants with an appropriately documented statement of their costs and expenses consistent with the criteria set forth above. Settling Defendants shall promptly pay the amounts of such costs and expenses in excess of $40 million, or shall receive a refund if the total of such costs and expenses is less than $40 million. Any dispute as to the nature or amount of reimbursable costs and expenses shall be decided with finality by the Panel.

SECTION 23. Intended Beneficiaries.

      No part of this Agreement creates any rights on the part of, or is enforceable by, any person or entity that is not a party hereto or a person covered by the release described in section 3 hereof. Nor shall any part of this Agreement bind any non-party or determine, limit or prejudice the rights of any such person or entity.

SECTION 24. Definitions.

      Terms used herein that are defined in the Settlement Agreement or the Stipulation of Amendment are, unless otherwise defined herein, used in this Agreement as defined in the Settlement Agreement or the Stipulation of Amendment, as applicable.

SECTION 25. Representations of Parties.

      The parties hereto hereby represent that this Agreement has been duly authorized and, upon execution, will constitute a valid and binding contractual obligation, enforceable in accordance with its terms, of each of the parties hereto.

SECTION 26. No Admission.

      This Agreement is not intended to be and shall not in any event be construed as, or deemed to be, an admission or concession or evidence of any liability or wrongdoing whatsoever on the part of any party hereto or any person covered by the release provided under section 3 hereof. Settling Defendants specifically disclaim and deny any liability or wrongdoing whatsoever with respect to the claims released under section 3 hereof and enter into this Agreement for the sole purposes of memorializing Settling Defendants' rights and obligations with respect to payment of attorneys' fees pursuant to the Settlement Agreement and avoiding the further expense, inconvenience, burden and uncertainty of potential litigation.

SECTION 27. Non-admissibility.

      This Agreement having been undertaken by the parties hereto in good faith and for settlement purposes only, neither this Agreement nor any evidence of negotiations relating hereto shall be offered or received in evidence in any action or proceeding other than an action or proceeding arising under this Agreement.

SECTION 28. Amendment and Waiver.

      This Agreement may be amended only by a written instrument executed by the Attorney General, Texas Counsel and Settling Defendants. The waiver of any rights conferred hereunder shall be effective only if made by written instrument executed by the waiving party. The waiver by any party of any breach of this Agreement shall not be deemed to be or construed as a waiver of any other breach, whether prior, subsequent or contemporaneous, of this Agreement.

SECTION 29.  Notices.

      All notices or other communications to any party hereto shall be in writing (including but not limited to telex, telecopy or similar writing) and shall be given to the respective parties listed on Schedule C hereto at the addresses therein indicated. Any party hereto may change the name and address of the person designated to receive notice on behalf of such party by notice given as provided in this section including an updated list conformed to Schedule C hereto.

SECTION 30. Governing Law.

      This Settlement Agreement shall be governed by the laws of the State of Texas, without regard to the conflict of law rules of such State.

SECTION 31. Construction.

      None of the parties hereto shall be considered to be the drafter of this Agreement or any provision hereof for the purpose of any statute, case law or rule of interpretation or construction that would or might cause any provision to be construed against the drafter hereof.

SECTION 32. Captions.

      The captions of the sections of this Agreement are included for convenience of reference only and shall be ignored in the construction and interpretation hereof.

SECTION 33. Execution of Agreement.

      This Agreement may be executed in counterparts. Facsimile or photocopied signatures shall be considered valid signatures as of the date hereof, although the original signature pages shall thereafter be appended to this Agreement.

SECTION 34. Certain Court Orders Conditions Precedent.

      The terms of this Agreement shall supersede the terms of Exhibit 1 to the Settlement Agreement, and the parties hereto will promptly file a joint motion requesting that the Court approve this Agreement. The parties further agree that Settling Defendants shall not be required to perform any obligation hereunder (excepting Settling Defendants' obligations with respect to the advance to be paid pursuant to section 12 hereof) until such time as (1) the Court issues an order declaring Exhibit 1 to the Settlement Agreement to be null, void and of no further effect; (2) the Court issues an order approving the Stipulation of Amendment; (3) the Court issues the Political Subdivisions Order in the form attached to the

Stipulation of Amendment as Exhibit 2 thereto; (4) the Court issues an order confirming that amounts payable to Texas Counsel pursuant to this Agreement are not funds of the State of Texas and are not subject to appropriation by the State of Texas and that Settling Defendants are under no obligation to pay such amounts to the State of Texas; (5) the 30-day periods to seek review of such orders have expired without the filing of any notice of appeal or petition for review; and (6) in the event of a timely appeal or petition, such appeal or petition has been dismissed or the order in question has been affirmed in all material respects by the court of last resort to which such appeal or petition has been taken and such dismissal or affirmance has become no longer subject to further appeal or review.

SECTION 35. Entire Agreement of Parties.

      This Agreement contains an entire, complete and integrated statement of each and every term and provision agreed to by and among the parties hereto with respect to payment of attorneys' fees by Settling Defendants in connection with the Action and is not subject to any condition not provided for herein.

      IN WITNESS WHEREOF, the parties hereto, through their fully authorized representatives, have agreed to this Texas Fee Payment Agreement as of this 24th day of July, 1998.


                          STATE OF TEXAS, acting by and through Dan
                          Morales, its duly elected and authorized Attorney General


                          By: /s/ Dan Morales
                              -----------------------------------------
                              Dan Morales
                              Attorney General

                          PHILIP MORRIS INCORPORATED


                          By: /s/ Meyer G. Koplow
                              --------------------------------
                              Meyer G. Koplow
                               Counsel


                          By: /s/ Martin J. Barrington by MGK
                              --------------------------------
                              Martin J. Barrington
                               General Counsel


                          R.J. REYNOLDS TOBACCO COMPANY


                          By: /s/ Arthur F. Golden
                              --------------------------------
                              Arthur F. Golden
                               Counsel


                          By: /s/ Charles A. Blixt
                              --------------------------------
                              Charles A. Blixt
                               General Counsel

                          BROWN & WILLIAMSON TOBACCO
                          CORPORATION


                          By: /s/ Stephen R. Patton
                              ------------------------------------
                              Stephen R. Patton
                               Counsel


                          By: /s/ F. Anthony Burke
                              ------------------------------------
                               F. Anthony Burke
                                Vice President & General Counsel


                          LORILLARD TOBACCO COMPANY


                          By: /s/ Arthur J. Stevens by MGK
                              ------------------------------------
                              Arthur J. Stevens
                                Senior Vice President & General Counsel


                          UNITED STATES TOBACCO COMPANY


                          By: /s/ Richard H. Verheij
                              -----------------------------------
                              Richard H. Verheij
                               Executive Vice President & General Counsel

                          TEXAS COUNSEL


                          By: /s/ Walter Umphrey
                              ------------------------------------
                              Walter Umphrey
                               Provost & Umphrey


                          By: /s/ John M. O'Quinn, P.C.
                              ------------------------------------
                              John M. O'Quinn, P.C.


                          By: /s/ John Eddie Williams, Jr.
                              ------------------------------------
                              John Eddie Williams, Jr.


                          By: /s/ Wayne A. Reaud
                              ------------------------------------
                              Wayne A. Reaud
                               Reaud, Morgan & Quinn, Inc.


                          By: /s/ Harold W. Nix
                              ------------------------------------
                              Harold W. Nix
                               The Nix Law Firm

                         By:  /s/ Cary Patterson
                              ------------------------------------
                              Cary Patterson
                               The Nix Law Firm


                         By:  /s/ Marc D. Murr by Roy Q. Minton with permission
                              ------------------------------------
                              Marc D. Murr
                               Law Offices of Marc D. Murr, P.C.


                         By:  /s/ T. Richardson, Jr.
                              ------------------------------------
                              For Joseph F. Rice
                               Ness, Motley, Loadholt, Richardson & Poole

                                   APPENDIX A

                            MARKET SHARE CALCULATION

      The Market Share of each Settling Defendant for purposes of any payment required hereunder shall be equal to the proportion of (1) such Settling Defendant's Aggregate Sales Volume for the period in question to (2) the sum of all Settling Defendants' Aggregate Sales Volumes for the period in question. For purposes of the foregoing:

      (a) Each Settling Defendant's Aggregate Sales Volume shall be the sum of such Settling Defendant's Sales Volumes with respect to each type of Tobacco Product.

      (b) Each Settling Defendant's Sales Volume with respect to each type of Tobacco Product shall be the number of Units of such type of Tobacco Product sold within the United States by such Settling Defendant during the period in question, as measured by such Settling Defendant's applicable Shipment Reports.

      (c) A Unit of Tobacco Product means:

            (1) one Cigarette;

            (2) .12 ounces of Moist Snuff;

            (3) .3 ounces of Loose Leaf, Plug, Twist, Roll or other form of chewing tobacco;

            (4) .25 ounces of Dry Snuff; and

            (5) .16 ounces of Loose Leaf tobacco suitable for user preparation of cigarettes.

                                   SCHEDULE A

                            MARKET SHARE PERCENTAGES

Settling Defendant                                        Percentage
------------------                                      --------------

Philip Morris Incorporated .................................49.26

R.J. Reynolds Tobacco Company...............................24.49

Brown & Williamson Tobacco Corp.............................16.20

Lorillard Tobacco Company....................................8.77

United States Tobacco Company................................1.28

                                                         ----------
TOTAL                                                      100.00

                                   SCHEDULE B

                          DESIGNATION OF TEXAS COUNSEL
                             by the Attorney General

      Pursuant to section 21 of the Texas Fee Payment Agreement, I hereby identify as Texas Counsel: (1) Walter Umphrey, John M. O'Quinn, P.C., John Eddie Williams, Jr., Reaud, Morgan & Quinn, Inc., The Nix Law Firm and Ness, Motley, Loadholt, Richardson & Poole ("Private Counsel") and (2) the Law Offices of Marc
D. Murr, P.C. ("Other Texas Counsel").

      There are no other Texas Counsel entitled to seek any payment of attorneys' fees by Settling Defendants under the Settlement Agreement or the Texas Fee Payment Agreement.


                              /s/ Dan Morales
                              -----------------------------
                              Dan Morales
                              Attorney General

                                   SCHEDULE C

                                     NOTICES

                                 State of Texas

Hon. Dan Morales
Attorney General
P.O. Box 12548
Capitol Station
Austin, TX 78711
Fax: (512) 463-2063


With copies to:
                                   Harold W. Nix
Walter Umphrey                     Cary Patterson
Provost & Umphrey                  The Nix Law Firm
490 Park Street                    205 Linda Drive
P.O. Box 4905                      P.O. Box 679
Beaumont, TX 77704                 Daingerfield, TX 75638
Fax: (409) 838-8888                Fax: (903) 645-5389

John M. O'Quinn                    John Eddie Williams, Jr.
440 Louisiana Street, Suite 2300   8441 Gulf Freeway, Suite 600
Houston, TX 77002                  Houston, TX 77017
Fax: (713) 222-6903                Fax: (713) 649-0126


Wayne A. Reaud                     Marc D. Murr
Reaud, Morgan & Quinn, Inc.        Law Offices of Marc D. Murr, P.C
801 Laurel                         1001 Texas Avenue, Suite 1250
Beaumont, TX 77701                 Houston, TX 77002-3131
Fax: (409) 833-8236                Fax: (713) 229-8003

Joseph F. Rice
Ness, Motley, Loadholt, Richardson & Poole
151 Meeting Street, Suite 600
Charleston, SC 29402
Fax: (803) 720-9290                                     (continued)

                               Settling Defendants

Philip Morris Incorporated:                  R.J. Reynolds Tobacco Company:

Martin J. Barrington, Esq.                   Charles A. Blixt, Esq.
Philip Morris Incorporated                   R.J. Reynolds Tobacco Company
120 Park Avenue                              401 North Main Street
New York, NY 10017-5592                      Winston-Salem, NC 27102
Fax: (212) 907-5399                          Fax: (336) 741-2998

With a copy to:                              With a copy to:

Meyer G. Koplow, Esq.                        Arthur F. Golden, Esq.
Wachtell, Lipton, Rosen & Katz               Davis Polk & Wardwell
51 West 52nd Street                          450 Lexington Avenue
New York, NY 10019                           New York, NY 10017
Fax: (212) 403-2000                          Fax: (212) 450-4800

Brown & Williamson Tobacco Corp.:            Lorillard Tobacco Company:

F. Anthony Burke, Esq.                       Arthur J. Stevens, Esq.
Brown & Williamson Tobacco Corp.             Lorillard Tobacco Company
200 Brown & Williamson Tower                 714 Green Valley Road
401 South Fourth Avenue                      Greensboro, NC 27408
Louisville, KY 40202                         Fax: (336) 335-7707
Fax: (502) 568-7297

With a copy to:                              United States Tobacco Company:

Stephen R. Patton, Esq.                      Richard H. Verheij
Kirkland & Ellis                             UST Inc.
200 East Randolph Dr.                        100 West Putnam Avenue
Chicago, IL 60601                            Greenwich, CT 06830
Fax: (312) 861-2200                          Fax: (203) 863-7233

                                                             (continued)

                               Texas Counsel

Walter Umphrey                       Wayne A. Reaud
Provost & Umphrey                    Reaud, Morgan & Quinn, Inc.
490 Park Street                      801 Laurel
P.O. Box 4905                        Beaumont, TX 77701
Beaumont, TX 77704                   Fax: (409) 833-8236
Fax: (409) 838-8888

John Eddie Williams, Jr.             John M. O'Quinn
8441 Gulf Freeway, Suite 600         440 Louisiana Street, Suite 2300
Houston, TX 77017                    Houston, TX 77002
Fax: (713) 649-0126                  Fax: (713) 222-6903

Harold W. Nix                        Marc D. Murr
Cary Patterson                       Law Offices of Marc D. Murr, P.C.
The Nix Law Firm                     1001 Texas Avenue, Suite 1250
205 Linda Drive                      Houston, TX 77002-3131
P.O. Box 679                         Fax: (713) 229-8003
Daingerfield, TX 75638
Fax: (903) 645-5389

Joseph F. Rice
Ness, Motley, Loadholt, Richardson & Poole
151 Meeting Street, Suite 600
Charleston, SC 29402
Fax: (803) 720-9290


                                       3